Exhibit 10.1

INNOVIVA, INC.
May 20, 2020
Pavel Raifeld
BY EMAIL
Re: Employment Offer Letter Agreement
Dear Pavel,
The purpose of this letter is to set forth the terms of the mutual understanding between Innoviva, Inc. (the “Company”) and you regarding the details of your employment with the Company.  Your employment with the Company hereunder will commence on May 20, 2020 (the “Commencement Date”) and will continue until it is terminated as provided herein.  During your employment, you will serve as the Chief Executive Officer and will report to, and have such duties and responsibilities as are assigned from time to time by, the Company’s Board of Directors (the “Board”).  Your principal place of employment shall initially be in Connecticut, although you understand and agree that you may be required to travel from time to time for business reasons.  However, you acknowledge and agree that you may be required to relocate to the Company’s headquarters in California promptly (and in all events within sixty (60) days) following receipt of written notice from the Board.  In no event shall you relocate your principal place of employment to a jurisdiction other than California without the prior written consent of the Board.
As a condition to your employment with the Company, you agree to observe and comply with all of the rules, regulations, policies and procedures established by the Company from time to time, as well as all applicable laws and all rules and regulations imposed by any governmental regulatory authority from time to time.  Without limiting the foregoing, you agree that during your employment, you will devote your full business time, attention, skill and best efforts to the performance of your duties and responsibilities hereunder and not to engage in any other business or occupation during your employment, including, without limitation, any activity that (x) conflicts with the interests of the Company or any of its subsidiaries, (y) interferes with the proper and efficient performance of your duties for the Company, or (z) interferes with your exercise of judgment in the Company’s best interests.  Notwithstanding the foregoing, nothing herein shall preclude you from (i) serving, with the prior written consent of the Board, as a member of the boards of directors or advisory boards (or their equivalents in the case of a non-corporate entity) of non-competing businesses and charitable organizations, (ii) engaging in charitable activities and community affairs, and (iii) managing your personal investments and affairs; provided, however, that the activities set out in clauses (i), (ii), and (iii) shall be limited by you so as not to materially interfere, individually or in the aggregate, with the performance of your duties and responsibilities hereunder.
Your initial base salary on an annualized basis will be $360,000.  You will be eligible to receive an annual discretionary bonus with a target of 60% of your annual salary, which may, at the discretion of the Board or its Compensation Committee (the “Committee”), be based on the Company’s performance against its annual goals and a review of your individual performance, and determined at the sole discretion of the Board or the Committee.  You must be an active employee in good standing at the time the bonus is paid in order to receive the bonus.  You will be eligible for a pro-rated bonus for the 2020 calendar year.  Your bonus, if any, will be paid on the same date that such bonuses are paid to similarly-situated employees of the Company.

Within sixty (60) days following the Commencement Date and subject to the approval of the Board or the Committee, the Company will grant you options to purchase 250,000 shares of the Company’s Common Stock in accordance with the Notice of Stock Option Grant and Stock Option Agreement substantially in the form attached hereto as Exhibit A.
During your employment, you will be eligible to participate in all employee benefits plans from time to time adopted by the Company and in effect for similarly-situated employees of the Company, and you will be entitled to paid time off and holidays in accordance with Company policy.  Notwithstanding the foregoing, the Company expressly reserves the right to amend, modify or terminate any employee benefit plan or policy at any time, with or without notice.  You will also be reimbursed for all pre-approved and documented out-of-pocket business expenses reasonably incurred by you in the course of performing your duties hereunder in accordance with the Company’s policies.
You acknowledge and agree that the Company may withhold and deposit all federal, state and local income and employment taxes that are owed with respect to all amounts paid or benefits provided to or for you by the Company.
As a condition of, and prior to commencement of, your employment with the Company, you will have executed and delivered to the Company the Restrictive Covenant Agreement attached hereto as Exhibit B (the “Restrictive Covenant Agreement”).  You acknowledge and agree that this letter and the Restrictive Covenant Agreement shall be considered separate contracts, and the Restrictive Covenant Agreement will survive the termination of this letter for any reason.
While we hope that your employment with the Company be mutually satisfactory, your employment status will be “at-will.”  As a result, both you and the Company are free to terminate the employment relationship at any time for any reason, with or without cause.  This is the full and complete agreement between us with respect to the nature of your employment status.  Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures to which you will be subject, may change from time to time, the “at-will” nature of your employment may only be changed in an express writing signed by you and a Director of the Company.  Notwithstanding the foregoing, if your employment is terminated by the Company without Cause (as defined below) (other than due to your death or disability), you will be entitled to: (i) continued payment of your base salary during the six (6) month period immediately following the date of such termination, payable in accordance with the Company’s regular payroll practices, and (ii) continued eligibility to receive a pro-rata bonus (based on the number of full months of employment completed in the year of termination) for the year of termination (less all applicable withholding taxes), subject to the terms and conditions of the Company’s bonus program in effect at the time of termination (other than continued employment) including the achievement of any performance conditions, payable at the same time as bonuses are paid to active employees.  Your receipt of such severance payments will be conditioned upon your execution, delivery to the Company and non-revocation of a general release of claims in a form acceptable to the Company within sixty (60) days following the date of termination of your employment and any payments otherwise payable prior to the effective date of such release shall be automatically delayed until the effective date of the release.  If you fail to return the release on or before the deadline set forth in the form of release, or if you revoke the release, then you will not be entitled to any severance payments.  In addition, your receipt of such severance payments will be conditioned upon your continued compliance with this letter and the Restrictive Covenant Agreement and upon any breach of such obligations and restrictions, the Company shall be entitled (in addition to any other remedies available under applicable law) to an immediate refund of any such severance payments already received by you.  For the avoidance of doubt, your sole and exclusive remedy upon a termination of employment without Cause shall be receipt of the severance payments described herein, and such payments are in lieu of, and not in addition to, any other severance that you may be eligible to receive pursuant to any other agreement, plan or policy of the Company or any of its affiliates (collectively, the “Group”).

For purposes of the above severance provision, “Cause” shall mean your: (i) unauthorized use or disclosure of the confidential information or trade secrets of the Company or any other member of the Group, which use causes material harm to the Company or any other member of the Group, (ii) material breach of any written agreement between you and the Company or any other member of the Group, (iii) material failure to comply with the written policies or rules of the Company or any other member of the Group, (iv) conviction of, or your plea of “guilty” or “no contest” to, a felony under the laws of the United States or any state thereof, (v) willful misconduct or negligence in the performance of your duties, (vi) continued failure to perform lawful assigned duties after receiving written notification from the Board, or (vii) failure to cooperate in good faith with a governmental or internal investigation of the Company or any other member of the Group or their respective directors, officers or employees, if the Company has requested your cooperation.
To the extent the severance payment described in this letter is deemed to be nonqualified deferred compensation that is subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and if the Company determines that you are a “specified employee” under Section 409A(a)(2)(B)(i) of the Code at the time of your termination, then the severance payment will be made on the first business day following (i) expiration of the six (6) month period measured from your separation or (ii) the date of your death.
Upon any termination of your employment for any reason, except as may otherwise be requested by the Company in writing and agreed upon in writing by you, you will be deemed to have resigned from any and all directorships, committee memberships, and any other positions you hold with the Company or any other member of the Group and you hereby agree to execute any documents that the Company (or any member of the Group) determines necessary to effectuate such resignations.
You represent and warrant that: (i) you are not subject to any legal or contractual duty or agreement that would prevent or prohibit you from performing your duties for the Company or complying with this letter, and (ii) you are not in breach of any legal or contractual duty or agreement, including any agreement concerning trade secrets or confidential information, owned by any other person or entity.  You further agree that during your employment with the Company and in connection with the performance of your duties for the Company, you will not breach any legal or contractual duty or agreement you entered into with any former employer or third party.  You acknowledge that you are in possession of material non-public information regarding the Company and that you will be bound by the Company’s policies with respect to securities trading restrictions during your employment with the Company.

The terms contained in this letter constitute and embody our full and complete understanding and agreement with respect to your employment with the Company, and supersede and replace any prior or contemporaneous agreements or understandings, written or oral, concerning such subject matter.  The terms of this letter may be modified only by a writing duly executed by you and the Company, and this letter, and your obligations hereunder, may not be assigned by you without the prior written consent of the Company.  The benefits and obligations contained in this letter will inure to the benefit of and be binding upon the Company and its respective successors and assigns.  The provisions of this letter will survive any termination of your employment to the extent necessary to give effect thereto.
This letter is governed by and construed under the laws of the State of Connecticut applicable to agreements made and to be performed in that state, without regard to conflict of laws rules.  By signing below, you agree that all disputes and claims of any nature that you may have against the Company or any other member of the Group including, without limitation, all statutory, contractual, and common law claims and claims pursuant to this letter, will be submitted solely and exclusively first to mandatory mediation and, if mediation is unsuccessful, then to binding arbitration in accordance with the then-current arbitration rules and procedures of the Judicial Arbitration Mediation Services (JAMS) to be held in the closest JAMS office to Stamford, Connecticut (or such other location as mutually agreed to by the parties).  All information regarding the dispute or claim and mediation and arbitration proceedings, including any settlement, shall not be disclosed by you or any mediator or arbitrator to any third party without the written consent of the Company, except with respect to judicial enforcement of any arbitration award.  The cost of any mediation or arbitration will be borne by the non-prevailing party or, if neither party is the prevailing party, such cost will be borne equally between you and the Company, except where prohibited by applicable law.
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[Remainder of Page Intentionally Blank]

If you are in agreement with the terms of your employment with the Company described above, please execute this Agreement where indicated below and return to me.  The execution of this letter may be by actual or facsimile signature.
Sincerely,

INNOVIVA, INC.

	By:	/s/ Marianne Zhen____________________________
	Name:	Marianne Zhen
	Title:	Chief Accounting Officer

AGREED AND ACCEPTED as of this
20 day of May, 2020 by:

/s/ Pavel Raifeld__________________________________
Pavel Raifeld

[Signature Page to P. Raifeld Letter Agreement]

Exhibit A

Option Agreement

(See attached)

Exhibit B

Restrictive Covenant Agreement

(See attached)

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